Exhibit 4.4
PROMISSORY NOTE A-3
DEFINED TERMS

Execution Date: As of September 15, 2015	City and State of Signing: Bloomfield Hills, Michigan
Loan Amount:Three Hundred Thirty-Three Million Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three and No/100 Dollars ($333,333,333.00)	Interest Rate: 3.48% per annum
Borrower: Short Hills Associates, L.L.C., a Delaware limited liability company
Borrower’s Address: c/o The Taubman Company LLC 200 East Long Lake Road, Ste. 300 Bloomfield Hills, Michigan 48304 Attention: Treasurer
Holder: Pacific Life Insurance Company, together with its successors and assigns.
Holder’s Address: Pacific Life Insurance Company
                                  700 Newport Center Drive
                                  Newport Beach, CA 92660
                                  Attention: Vice President - Portfolio Management
                                  Loan No.: 215210101
                       and: email: REDocumentManagement@pacificlife.com

Lender:Individually and collectively as the context may require, Metropolitan Life Insurance Company, a New York corporation, New York Life Insurance Company, a New York mutual insurance company, and Pacific Life Insurance Company, a Nebraska corporation, together with their respective successors and assigns.

Maturity Date: October 1, 2027	Advance Date: The date funds under this Note are disbursed to Borrower.
Intentionally Omitted
Interest Installment Date: The first day of each calendar month throughout the term of the Loan commencing on the first day of the second calendar month following the Advance Date (or if the Advance Date is on the first day of a month, commencing the first day of the first calendar month following the Advance Date).

Intentionally Omitted
Permitted Prepayment Period: From and after the April 1, 2027 (the “Permitted Par Prepayment Date”), Borrower may prepay the entire Loan Amount without a Prepayment Fee on thirty (30) days’ prior written notice to Holder. In addition, Borrower may on any Interest Installment Date commencing on or after the twenty-fourth (24th) Interest Installment Date prepay the Loan with a Prepayment Fee on thirty (30) days’ prior written notice to Lender, provided that Borrower shall have a one-time right on not less than seven (7) days’ prior written notice to Lender to revoke such prepayment notice, or to extend the date originally noticed for prepayment by such prepayment notice to a stated subsequent Interest Installment Date (such date not to be more than sixty (60) days after the date Borrower originally noticed for prepayment) upon payment to Lender of Holder’s reasonable third-party out-of-pocket expenses incurred in connection with preparing for the prepayment originally scheduled for the date first noticed pursuant to such prepayment notice, such costs not to exceed Five Thousand and No/100 Dollars ($5,000.00). In no event may Borrower prepay this Note without simultaneously prepaying Note A-1, Note A-2 or any other promissory note evidencing the Aggregate Indebtedness (defined below).

Liable Party: The Taubman Realty Group Limited Partnership, a Delaware limited partnership. Addresses of Liable Party: 200 East Long Lake Road, Ste. 300, Bloomfield Hills, Michigan 48304.
Late Charge: An amount equal to four cents ($.04) for each dollar that is overdue.
Default Rate: The lesser of (i) an annual rate equal to the Interest Rate plus four percent (4%), and (ii) the highest rate permitted under applicable law.

Note:  This Promissory Note, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.
Note A-1:  Promissory Note A-1 in the principal amount of $333,333,334.00 made by Borrower to Metropolitan Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.
Note A-2:  Promissory Note A-2 in the principal amount of $333,333,333.00 made by Borrower to New York Life Insurance Company, together with all further extensions, renewals, amendments, modifications, replacements, substitutions and restatements hereof.
Mortgage:  Mortgage, Security Agreement and Fixture Filing dated as of the Execution Date granted by Borrower to secure repayment of this Note, together with all further extensions, renewals, modifications, amendments and restatements thereof.

Loan Documents: Collectively, this Note, Note A-1, Note A-2, the Mortgage, the Assignment of Leases, the Subordination of Management Agreement, the Lockbox Agreement, the Terrorism Insurance Agreement, and any other documents related to this Note and/or Mortgage and all further renewals, amendments, modifications, restatements and extensions of these documents, provided that the Guaranty and the Unsecured Indemnity Agreement are not Loan Documents.
Guaranty:  Guaranty Agreement dated as of the Execution Date and executed by Liable Party in favor of Lenders, together with all further renewals, amendments, modifications and restatements thereof.
Indemnity Agreement: Unsecured Indemnity Agreement dated as of the Execution Date and executed by Borrower and Liable Party in favor of Lender, together with all further renewals, amendments, modifications and restatements thereof.
The Indemnity Agreement and Guaranty are not Loan Documents, and the Indemnity Agreement shall survive repayment of the Loan or other termination of the Loan Documents, as provided therein.

FOR VALUE RECEIVED, Borrower promises to pay to the order of Holder at Holder’s Address or such other place as Holder may from time to time designate, the Loan Amount with interest payable in the manner described below, in money of the United States of America that at the time of payment shall be legal tender for payment of all obligations.
Capitalized terms which are not defined in this Note shall have the meanings set forth in the Mortgage.
1.Payment of Principal and Interest. Principal and interest under this Note shall be payable as follows:

(a)Interest on the funded portion of the Loan Amount shall accrue from the Advance Date at the Interest Rate and shall be paid on each Interest Installment Date; provided, however, that interest accruing from the Advance Date through and including the last day of the month in which the Advance Date occurs shall be paid on the Execution Date;

(b)The principal sum evidenced by this Note shall be due and payable on the Maturity Date or on such earlier date, if any, as the maturity of this Note shall have been accelerated; and

(c)On the Maturity Date, a payment in the aggregate amount of the unpaid principal sum evidenced by this Note, Note A-1 and Note A-2 or secured by the Mortgage and/or any other Loan Documents as well as any additional advances under and in accordance with the terms of the Mortgage that may be made to or on behalf of Borrower by Lenders following the Advance Date (collectively, the “Aggregate Indebtedness”), shall become immediately payable in full.

In the event the first day of any month is not a Business Day, then the scheduled payment dates referenced above shall be the immediately succeeding Business Day.
Interest shall be calculated on the basis of a thirty (30) day month and a three hundred sixty (360) day year, except that (i) if the Advance Date occurs on a date other than the first day of a calendar month, interest payable for the period commencing on the Advance Date and ending on the last day of the month in which the Advance Date occurs shall be calculated on the basis of the actual number of days elapsed over a three hundred sixty-five (365) day or three hundred sixty-six (366) day year, as applicable, and (ii) if the Maturity Date occurs on a date other than the last day of the month, interest payable for the period commencing on the first day of the month in which the Maturity Date occurs and ending on the Maturity Date shall be calculated on the basis of the actual number of days elapsed over a three hundred sixty-five (365) day or three hundred sixty-six (366) day year, as applicable.
Borrower acknowledges and agrees that a substantial portion of the Loan Amount shall be outstanding and due on the Maturity Date.
2.Application of Payments. Upon the occurrence of an Event of Default, at the election of Holder, and to the extent permitted by law, all payments shall be applied in the order selected by Holder to any expenses, prepayment fees, late charges, escrow deposits and other sums due and payable under the Loan Documents, and to unpaid interest at the Interest Rate or at the Default Rate, as applicable. The balance of any payments shall be applied to reduce the then-unpaid Loan Amount.

3.Security. The covenants of the Mortgage are incorporated by reference into this Note. This Note shall evidence, together with Note A-1 and Note A-2, and the Mortgage shall secure, the Aggregate Indebtedness.

4.Late Charge. If any payment of interest or any payment of a required escrow deposit is not paid within seven (7) days of the due date, Holder shall have the option to charge Borrower the Late Charge. The Late Charge shall not apply to the final payment due on the Maturity Date or upon acceleration of the Loan. The Late Charge is for the purpose of defraying the expenses incurred in connection with handling and processing delinquent payments and is payable in addition to any other remedy Holder may have. Unpaid Late Charges shall become part of the Aggregate Indebtedness and shall be added to any subsequent payments due under the Loan Documents.

5.Acceleration Upon Default. At the option of Holder, if Borrower fails to pay any sum specified in this Note when due after giving effect to any grace periods, or if an Event of Default occurs, the Aggregate Indebtedness, and all other sums evidenced and/or secured by the Loan Documents, including without limitation any applicable prepayment fees (collectively, the “Accelerated Loan Amount”) shall become immediately due and payable.

6.Interest Upon Default. The Accelerated Loan Amount shall bear interest at the Default Rate which shall never exceed the maximum rate of interest permitted to be contracted for under the laws of the State of New Jersey. The Default Rate shall commence upon the occurrence of an Event of Default and shall continue until all defaults are cured.

7.Limitation on Interest. The agreements made by Borrower with respect to this Note and the other Loan Documents are expressly limited so that in no event shall the amount of interest received, charged or contracted for by Holder exceed the highest lawful amount of interest permissible under the laws applicable to the Loan. If at any time performance of any provision of this Note or the other Loan Documents results in the highest lawful rate of interest permissible under applicable laws being exceeded, then the amount of interest received, charged or contracted for by Holder shall automatically and without further action by any party be deemed to have been reduced to the highest lawful amount of interest then permissible under applicable laws. If Holder shall ever receive, charge or contract for, as interest, an amount which is unlawful, at Holder’s election, the amount of unlawful interest shall be refunded to Borrower (if actually paid) or applied to reduce the then-unpaid Loan Amount. To the fullest extent permitted by applicable laws, any amounts contracted for, charged or received under the Loan Documents included for the purpose of determining whether the Interest Rate would exceed the highest lawful rate shall be calculated by allocating and spreading such interest to and over the full stated term of this Note.

8.Prepayment. Borrower shall not have the right to prepay all or any portion of the Aggregate Indebtedness at any time during the term of this Note except as expressly set forth in the Defined Terms. If Borrower provides notice of its intention to prepay, the Accelerated Loan Amount shall become due and payable on the date specified in the prepayment notice subject to Borrower’s one-time right to revoke such prepayment notice or extend the date specified in such prepayment notice as provided in the Defined Terms.

9.Prepayment Fee.

(a)Any tender of payment by Borrower or any other person or entity of the Aggregate Indebtedness, other than as expressly provided in the Loan Documents, shall constitute a prohibited prepayment. If a prepayment of all or any part of the Aggregate Indebtedness is made following (i) an Event of Default and an acceleration of the Maturity Date, or (ii) except from and after the Permitted Par Prepayment Date, in connection with a purchase of the Property or a repayment of the Aggregate Indebtedness at any time before, during or after, a judicial or non-judicial foreclosure or sale of the Property, then to compensate Holder for the loss of the investment, Borrower shall pay an amount equal to the Prepayment Fee (as hereinafter defined).

(b)The “Prepayment Fee” shall be the greater of (A) the Prepayment Ratio (as hereinafter defined) multiplied by the difference between (x)  and (y), where (x) is the present value of all remaining payments of principal and interest including the outstanding principal due on the Permitted Par Prepayment Date (and assuming the Aggregate Indebtedness is prepaid in full on the Permitted Par Prepayment Date), discounted at the rate which, when compounded monthly, is equivalent to the Treasury Rate compounded semi-annually, and (y) is the amount of the principal then outstanding, or (B) one percent (1%) of the amount of the principal being prepaid.

(c)The “Treasury Rate” shall be the annualized yield on securities issued by the United States Treasury having a maturity equal to the remaining stated term of the Note, as quoted in the Federal Reserve Statistical Release [H.15 (519)] under the heading “U.S. Government Securities - Treasury Constant Maturities - Nominal” for the date which is five (5) Business Days prior to the date on which prepayment is being made. If this rate is not available as of the date of prepayment, the Treasury Rate shall be determined by interpolating between the yield on securities of the next longer and next shorter maturity. If the Treasury Rate is no longer published, Holder shall select a comparable rate. Holder will, upon request, provide an estimate of the amount of the Prepayment Fee two (2) weeks before the date of the scheduled prepayment. A Business Day is any day of the week other than a Saturday, Sunday or a day on which national banks are closed in Detroit, Michigan and/or Morristown, New Jersey and/or New York, New York.

(d)The “Prepayment Ratio” shall be a fraction, the numerator of which shall be the amount of principal being prepaid pursuant to this Note, and the denominator of which shall be the principal then outstanding under this Note.

10.Waiver of Right to Prepay Note Without Prepayment Fee. Borrower acknowledges that Holder has relied upon the anticipated investment return under this Note in entering into transactions with, and in making commitments to, third parties and that the tender of any prohibited prepayment under Section 9(a) hereof, shall, to the extent permitted by law, include the Prepayment Fee. Borrower agrees that the Prepayment Fee represents the reasonable estimate of Holder and Borrower of a fair average compensation for the loss that may be sustained by Holder as a result of a prohibited prepayment of this Note and it shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid under the Loan Documents.

BORROWER EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER APPLICABLE STATE LAW TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT FEE OR PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE, AND (B) AGREES THAT IF, FOR ANY REASON, A PREPAYMENT OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY EVENT OF DEFAULT BY BORROWER UNDER ANY LOAN DOCUMENT, INCLUDING BUT NOT LIMITED TO ANY TRANSFER, FURTHER ENCUMBRANCE OR DISPOSITION WHICH IS PROHIBITED OR RESTRICTED BY THE MORTGAGE, THEN BORROWER SHALL BE OBLIGATED TO PAY CONCURRENTLY THE PREPAYMENT FEE SPECIFIED IN SECTION 9. BY EXECUTING THIS NOTE, BORROWER AGREES THAT HOLDER’S AGREEMENT TO MAKE THE LOAN AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION FOR THIS WAIVER AND AGREEMENT.

11.Liability of Borrower. Upon the occurrence of an Event of Default, except as provided in this Section 11, Holder will look solely to the Property and the security under the Loan Documents for the repayment of the Loan and will not enforce a deficiency or other judgment, order or claim against Borrower or any of Borrower’s constituent partners or any partner, director, officer, trustee, shareholder, member, employee or principal of any such partner, nor any of their successors and assigns except as set forth in this Section 11. However, nothing contained in this Section 11 shall limit the rights of Holder to proceed against Borrower and/or the Liable Party, (i) to enforce any leases entered into by Borrower or its affiliates as tenant, guarantees, or other agreements entered into by Borrower in a capacity other than as borrower or any policies of insurance; (ii) to recover damages for fraud or intentional material misrepresentation; (iii) to recover any condemnation proceeds or insurance proceeds which have not been applied in accordance with the express terms of the Loan Documents by Borrower or which, under the terms of the Loan Documents, should have been paid to Holder; (iv) to recover any tenant security deposits, tenant letters of credit or other deposits or fees paid to Borrower that are part of the collateral for the Loan or prepaid rents for a period of more than thirty (30) days which have not been delivered to Holder upon foreclosure; (v) to recover Rents and Profits received by Borrower after the first day of the month in which an Event of Default occurs and prior to the earlier of (1) the date such Event of Default is cured by Borrower or expressly waived in writing by Holder or (2) the date Holder (or any other third party purchaser at a foreclosure sale) acquires title to the Property, which have not been applied to the Loan or in accordance with the Loan Documents, Guaranty or Indemnity Agreement, to operating and maintenance expenses of the Property; (vi) to recover damages, costs and expenses arising from, or in connection with the provisions of the Mortgage pertaining to hazardous materials or the Indemnity Agreement; (vii) to recover damages arising from Borrower’s willful failure to comply with the provisions of the Mortgage pertaining to ERISA; (viii) to recover damages arising from Borrower’s failure to obtain Holder’s prior written consent to any subordinate mortgage financing encumbering the Property; and/or (ix) to recover damages arising from breach in any material respect of any of the representations and warranties contained in Section 2.10(c), (d) and (e) of the Mortgage or those contained in the definition of “Special Purpose Entity” in the Mortgage which are backward-looking representations, to the extent such breach results in a consolidation of Borrower with any of its Affiliates in a bankruptcy or other insolvency proceeding. Notwithstanding anything to the contrary contained herein, in no event shall any direct or indirect partner in Borrower have any personal liability hereunder, except in its capacity as Liable Party, but in no event shall any owner of a direct or indirect interest in Liable Party have any personal liability hereunder.

The limitation of liability set forth in this Section 11 shall not apply and the Loan will be a recourse loan in the event that (i) Borrower commences a voluntary bankruptcy or (ii) Borrower, its affiliates or any of its partners, members or other constituent entities owning direct or indirect controlling interest in Borrower, directly or indirectly participate in a collusive involuntary bankruptcy or collusive insolvency proceeding with respect to Borrower.
12.Waiver by Borrower. Except for notices expressly provided for in the Loan Documents, Borrower and others who may become liable for the payment of all or any part of this Note, and each of them, waive diligence, demand, presentment for payment, notice of nonpayment, protest, notice of dishonor and notice of protest, notice of intent to accelerate and notice of acceleration and specifically consent to and waive notice of any amendments, modifications, renewals or extensions of this Note, including the granting of extension of time for payment, whether made to or in favor of Borrower or any other person or persons.

13.Exercise of Rights. No single or partial exercise by Holder, or delay or omission in the exercise by Holder, of any right or remedy under the Loan Documents shall waive or limit the exercise of any such right or remedy. Holder shall at all times have the right to proceed against any portion of or interest in the Property in the manner that Holder may deem appropriate, without waiving any other rights or remedies. The release of any party under this Note shall not operate to release any other party which is liable under this Note and/or under the other Loan Documents or under the Guaranty or the Indemnity Agreement.

14.Fees and Expenses. If an Event of Default occurs, Borrower shall be liable for and shall pay to Holder, in addition to the sums stated above, the costs and expenses of enforcement and collection, including, without limitation, reasonable attorney’s fees. This obligation is subject to the limitation under Section 11.

15.No Amendments. This Note may not be further modified or amended except in a writing executed by Borrower and Holder. No waivers shall be effective unless they are set forth in a writing signed by the party which is waiving a right. This Note and the other Loan Documents are the final expression of the lending relationship between Borrower and Holder.

16.Governing Law. This Note shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New Jersey, without regard to conflict of laws principles.

17.Construction. The words “Borrower” and “Holder” shall be deemed to include their respective heirs, representatives, successors and assigns, and shall denote the singular and/or plural, and the masculine and/or feminine, and natural and/or artificial persons, as appropriate. The provisions of this Note shall remain in full force and effect notwithstanding any changes in the shareholders, partners or members of Borrower. The captions in this Note are inserted only for convenience of reference and do not expand, limit or define the scope or intent of any section of this Note.

18.Notices. All notices, demands, requests and consents permitted or required under this Note shall be given in the manner prescribed in the Mortgage.

19.Time of the Essence. Time shall be of the essence with respect to all of Borrower’s obligations under this Note.

20.Severability. If any provision of this Note should be held unenforceable or void, then that provision shall be deemed separable from the remaining provisions and shall not affect the validity of this Note, except that if that provision relates to the payment of principal and/or interest, then Holder may, at its option, declare the Aggregate Indebtedness (together with the Prepayment Fee) immediately due and payable.

21.WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER AND HOLDER HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING AND/OR HEARING ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS NOTE, THE MORTGAGE OR ANY OF THE LOAN DOCUMENTS, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION. NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. EACH PARTY HAS RECEIVED THE ADVICE OF COUNSEL WITH RESPECT TO THIS WAIVER.

22.Notwithstanding anything to the contrary herein, or in any of the other Loan Documents, the Guaranty or the Unsecured Indemnity Agreement, and regardless of the number of Investors (as defined in the Mortgage) that may hold a portion of the Loan, (a) Borrower shall only be required to remit Debt Service payments under this Note and the other Loan Documents, and under the Guaranty and the Unsecured Indemnity Agreement to the Servicer (or sub-servicer, as applicable), (b) Borrower shall only be required to submit requests for consents or approvals to the Servicer (it being understood that the Servicer may require the consent or approval of other Persons pursuant to intercreditor or other arrangements), and (c) no one Investor shall exercise any of its rights and/or remedies (if any) pursuant to the Loan Documents, the Guaranty, or the Unsecured Indemnity Agreement independently from all other Investors; provided, however, with respect to the Unsecured Indemnity Agreement, in the event less than all of the Investors have a right to seek indemnification from Indemnitors, no one Investor shall exercise such right to indemnification independently from all the Investors that also have such right to indemnification.
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54870803v8IN WITNESS WHEREOF, Borrower has, by its duly authorized representatives, executed this Note as of the Execution Date.
SHORT HILLS ASSOCIATES,L.L.C., a
Delaware limited liability company
By: /s/ Simon J. Leopold
Name: Simon J. Leopold
Title: Authorized Signatory